Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Glenn Schaeffer
702- 632-6710
Les Martin
702-632-6820

MANDALAY RESORT GROUP

CORRECTION OF CASH

SETTLEMENT NOTICE

LAS VEGAS, NV August 26, 2004 Mandalay Resort Group is today reissuing its press release of July 26, 2004 to correct certain information contained in such release.  The corrected press release is set forth in full below.

LAS VEGAS, NV July 26, 2004 Mandalay Resort Group (NYSE: MBG - News) today announced that it has delivered an Irrevocable Cash Settlement Notice to The Bank of New York, as Conversion Agent, with respect to Mandalay’s $400 million original principal amount of Floating Rate Convertible Senior Debentures due 2033. Pursuant to this notice, for every $1,000 original principal amount of debentures that a holder converts, Mandalay must cash settle a number of shares of common stock equal to the base conversion rate in effect on the conversion date if the notes are ultimately converted, provided, however, that the amount of cash that Mandalay will be required to pay to cash settle the shares shall be limited to $1,000 per debenture.  Assuming all of the debentures are converted, this would represent a maximum cash settlement payment of $400 million.  Any additional obligation to holders who elect conversion will be settled, at the option of Mandalay, in cash or shares of Mandalay common stock.

Mandalay Resort Group owns and operates 11 properties in Nevada:  Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in

Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.